Exhibit 10.8
RETENTION AGREEMENT

This Retention Agreement (“Agreement”) is made and entered into by and between Ardelyx, Inc. (“Company”) and Michael Raab (“Executive”), effective as of October 25, 2021 (“Effective Date”).

Recitals

A. The Company and the Board of Directors of the Company (“Board”) has determined that it is in the best interests of the Company and its stockholders to execute a second reduction in force in order to reduce operating costs and better align the Company’s workforce with the needs of the business following the receipt of a complete response letter (“CRL”) from the U.S. Food and Drug Administration (“FDA”) on July 28, 2021.
B.The Board has determined that it is in the best interests of the Company and the stockholders to put in place arrangements designed to provide that the Company will have the continued dedication and commitment of Executive, notwithstanding the reduction in force, and to provide Executive with an incentive to continue Executive’s employment and further align Executive’s incentives to maximize the value of the Company for the benefit of its stockholders.
C.The Executive and the Company are parties to that certain Executive Employment Agreement dated as of February 17, 2009 (“Severance Agreement”). Capitalized terms not defined herein shall have the meaning assigned to them in the Severance Agreement.

The parties hereto agree as follows:

1Severance Agreement. Except as specifically modified by the provisions of this Agreement, the Severance Agreement shall remain in full force and effect.
22021 Annual Bonus.
The Compensation Committee of the Board previously set the Executive’s annual target bonus for fiscal year 2021 at an amount equal to sixty percent (60%) of the Executive’s base salary (“2021 Annual Bonus”). As an incentive to continue Executive’s employment with the Company, subject to the terms of this Agreement, the Executive’s 2021 Annual Bonus shall be earned and paid as follows: (a) fifty percent (50%) of the 2021 Annual Bonus shall be earned on the date in January 2022 when the Company pays annual bonuses to its employees, and (b) fifty percent (50%) of the 2021 Annual Bonus shall be earned following the achievement of the 2021 Annual Bonus milestone described on Exhibit A hereto; provided, however, that the second fifty percent (50%) of the 2021 Annual Bonus will not be earned earlier than April 1, 2022.
The Executive shall not earn a portion of the 2021 Annual Bonus if the Executive voluntarily terminates his employment with the Company for any reason or the Company terminates his employment for Cause prior to the date that such portion of the 2021 Annual Bonus is earned.
Each portion of the 2021 Annual Bonus shall be paid in full, less applicable withholdings, as soon as practicable following the date on which it is earned.
3Restricted Stock Unit

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On October 8, 2021, the Company granted the Executive 300,000 restricted stock units (“RSUs”). The Executive has been or will be provided with a Restricted Stock Unit Award Grant Notice (“Notice”) which sets forth the details of the RSUs and provides the terms and conditions of the grant. Subject to the provisions of this Agreement and the Notice, the RSUs will vest in full on the earliest of (a) June 1, 2022, (b) the closing of a Change in Control or (c) the date the Executive’s employment with the Company is terminated by the Company without Cause , in each case, subject to the Executive remaining an employee of the Company through such applicable vesting date.

4Cash Bonus
The Executive shall earn a retention bonus in the aggregate amount of $300,000, subject to applicable tax withholding (“Cash Bonus”) on the earliest of (a) the date of the achievement of the Cash Bonus milestone set forth on Exhibit A, (b) the closing of a Change in Control or (c) the date the Executive’s employment with the Company is terminated by the Company without Cause, subject to the Executive’s continued employment with the Company through such earliest date.
The Executive shall not earn the Cash Bonus if the Executive voluntarily terminates his employment with the Company or the Company terminates the Executive’s employment for Cause prior to the date that the Cash Bonus is earned.
The Cash Bonus shall be paid in full, less applicable withholdings, as soon as practicable following the date on which it is earned.
5Nature of Agreement This Agreement is not a contract of employment for any specified term. Nothing contained in this Agreement shall confer upon Executive any right to continue in the employ of the Company or interfere in any way with the at-will nature of Executive’s employment with the Company (it being understood and agreed that (so long as it is done in accordance with applicable law) the Company may terminate Executive’s employment at any time for any reason or for no reason and that Executive may terminate his/her employment with the Company at any time for any reason or for no reason).
6Full Agreement This Agreement, together with the Notice and the Severance Agreement referenced herein constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous discussions, negotiations, or understandings, written or oral, relating thereto. This Agreement may not be amended or modified except in a writing signed by both Executive and an authorized representative of the Company.
7Successors
Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in the Severance Agreement or which becomes bound by the terms of this Agreement by operation of law.

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The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
8Choice of Law and Severability The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
9Date of Signature This Agreement shall be conveyed to Executive via DocuSign and in order to be effective, it must be signed by Executive and delivered to the Company no later than November 15, 2021. Executive may elect to electronically execute this Agreement using the DocuSign link provided, in which case this Agreement shall be automatically delivered to Kelli Shaa and Mishu Nitulescu in Human Resources upon execution. Alternatively, Executive may elect to manually sign this Agreement provided that such signature is delivered to Kelli Shaa in Human Resources no later than November 15, 2021.

Michael Raab /s/ Michael Raab Signature October 23, 2021 Dated	Ardelyx, Inc. By:/s/ Elizabeth Grammer Title: Chief Legal and Administrative Officer Dated:October 23, 2021

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